Exhibit 10.7

Baidu Alliance Membership Registration Agreement -

Baidu Screen Integration Promotion and Cooperation Agreement

Party A: LianZhang Media Co., Ltd.

Legal Representative: Zhang Andong

Contact Address: 1212, 333-1 Jincheng East Road, Xinwu District, Wuxi City

Contact Person: Zhang Runzhe

Phone:

Email:

Bank:

Account Number:

Party B: Beijing Baidu Netcom Science Technology Co., Ltd.

Legal Representative: Liang Zhixiang

Contact Address: 2nd Floor, Baidu Building, No. 10 Shangdi Street, Haidian District, Beijing

Contact Person: Han Daopeng

Phone:

Inquiry Email:

The security mobile phone number serves as a proof of identity for the alliance member and holds significant functions such as resetting the password for the Baidu Alliance account, contacting Baidu customer service, and accessing the backend account. Any operation on the Baidu Alliance account using this security mobile phone number is considered an action by the alliance member. Party A guarantees that the mentioned security mobile phone number is the initial security mobile phone number for the Baidu Alliance account.

This agreement consists of the “Baidu Alliance Membership Registration Agreement” (referred to as the “Registration Agreement”) available at https://union.baidu.com/bqt/#/rules/baidu, and the “Baidu Screen Integration Promotion and Cooperation Agreement” within the “Baidu Alliance Membership Registration Agreement” (referred to as the “Promotion Cooperation Agreement”). The “Registration Agreement” and the “Promotion Cooperation Agreement” are collectively referred to as the “Agreement” in the following text. To adapt to changes in national laws, regulations, policies, and to provide a better service experience for Party A, the online agreement may be updated periodically. This agreement also includes any additional appendices that both parties may sign. In this agreement, “media/integrated screen media/member” refers to Party A, and “Baidu” refers to Party B.

Whereas:

Party A is a limited liability/limited company established and legally existing under the laws of China, with access to community access screens (terminals), hereinafter referred to as “Party A terminals.” Party A holds an account on Baidu Integrated Screen (http://union.baidu.com/jpssp/login) named “Integrated Screen Lianzhang Portal” with Resource ID: ****. In addition to the mentioned Resource ID, if there are new Resource IDs, they will also be governed by this contract. For any subsequent new Resource IDs, confirmation via email by both parties shall prevail.

Party B is a limited liability company established and legally existing under the laws of China, with a leading advantage in advertiser resources and internet technology.

Through friendly negotiation and in accordance with the requirements of the laws and regulations of the People’s Republic of China, and on the basis of equality, mutual benefit, and full voluntariness, both parties have reached a consensus on the relevant matters and mutually agree to abide by the following terms:

1.	Definitions and Interpretations

Unless otherwise specified in the context of this contract, the following terms shall have the following specific meanings:

1.1 Chinese Laws: Any laws, regulations, rules, and binding policies currently in force or to be promulgated in the future in China.

1.2 Baidu Integrated Screen Advertising: Refers to the aggregation and empowerment of various offline screens, such as building elevator screens, smart home screens, and various outdoor lifestyle scene screens. It provides online and offline integrated marketing solutions and precise programmatic advertising for Baidu’s advertising clients. It involves the cooperative payment of advertising revenue to the integrated screen media.

1.3 Integrated Screen Media: A limited liability/share company established and legally existing under the laws of China, holding legal and valid business qualifications or authorizations related to the terminals cooperating with Baidu Integrated Screen. The Integrated Screen Media has the right to collaborate with Baidu for integrated screen advertising, and holds an officially activated account and resource slot ID on Baidu Integrated Screen.

1.4 API: Application Programming Interface, referring to the interface that allows applications to interact with the Baidu system.

1.5 API Cooperation Policy:

1.5.1 When media access the API, they agree to provide the parameters as required by Baidu’s API interface documentation. These parameters should comply with legal, authentic, credible, and complete technical rules, and adhere to honest, mutually beneficial, and confidential business rules. Baidu reserves the right to suspend or terminate cooperation for any violation of these rules. In case of severe consequences caused by the violation, Baidu reserves the right to seek compensation.

1.5.2 The regularity and completeness of media parameters are determined by the content of Baidu’s API interface documentation. If the media parameters are non-standard or incomplete, the media traffic cannot be accessed. If, due to the media, the parameters are not provided according to the requirements of the Baidu API documentation during field transmission, resulting in revenue loss, the media shall bear the responsibility.

1.5.3 Media must ensure the truthfulness and credibility of the parameters. Baidu will confirm this using technical means. If media needs to provide data evidence, they should actively cooperate by providing the data and methods for data verification.

1.5.4 After obtaining the Baidu API access credentials, the media must ensure their exclusivity and dedicated use. Exclusive means that the media cannot transfer the credentials or authorize third parties to use them without authorization. Otherwise, it will be considered a violation, and Baidu has the right to terminate the cooperation. In addition, Baidu has the right to stop payment of revenue for violations. Dedicated means that the media cannot use the credentials for purposes beyond the business scope as mutually agreed in writing. Otherwise, it will be considered a violation.

1.6 Ad Impressions: Refers to the number of times an advertisement is displayed on the screens in the offline environment, not determined by the number of viewers or view counts. Estimated impressions refer to the impressions agreed upon for advertisers per contract. Actual impressions refer to the impressions provided to advertisers by the media after each contract.

1.7 Cost Per Mille (CPM): Refers to the average revenue of a thousand impressions for all advertising slots, not the revenue of a single advertising slot.

1.8 Estimated Revenue: Refers to the Baidu advertising service revenue generated by the real and effective impressions brought by the offline screens, as displayed in the Baidu Integrated Screen backend system accessed by the media. This data is based on Party B’s statistics.

1.9 Actual Payment Amount: The bill amount for the estimated revenue of the media after anti-cheating and breach of contract verification, minus the relevant costs of Baidu Integrated Screen and statutory taxes. This data is based on Baidu’s statistics.

1.10 Display Elements: Refers to the main and confirmed display elements required by the advertiser, including but not limited to the display medium, specific styles, display size, display duration, frequency, and intervals. However, this excludes any matters mutually negotiated and agreed in writing by Baidu and the media.

1.11 The dates referred to in this agreement are calendar days. Business days mentioned in this agreement refer to working days excluding statutory holidays in China. The month referred to in this agreement is the calendar month (natural month).

1.12 The headings in this agreement are for reference only and do not affect the meaning and interpretation of any part of this contract.

1.13 References to chapters, clauses, and paragraphs refer to the chapters, clauses, and paragraphs of this contract.

2.	Basic Overview

2.1 Product Collaboration Approach: The media provides all advertising slots on offline screens for Baidu’s advertisers, including but not limited to new offline screens and advertising slots developed by the media in the future. If Baidu does not explicitly state non-cooperation, it falls within the scope of cooperation defined by this agreement.

2.2 The collaboration modes include the following:

(1) RTB Mode: Leveraging Baidu’s platform advantage, data capabilities, and AI capabilities, empower screens and deliver ads to various screens such as OTT, transportation, cinemas, and buildings through real-time bidding. This approach reaches consumers across multiple scenarios in their daily lives, achieving integration and precise targeting of offline advertising. The billing method is based on cost per mille (CPM).

(2) Contract Mode: Utilizing Baidu’s platform advantage, data capabilities, and AI capabilities, empower screens and deliver ads to various screens such as OTT, transportation, cinemas, and buildings through fixed placements or guaranteed impressions. This approach reaches consumers across multiple scenarios in their daily lives, achieving integration and precise targeting of offline advertising. Billing methods include CPM, CPT, and other billing methods adopted based on cooperation needs (other billing methods will be reflected in the Integrated Screen platform or through the signing of supplemental agreements).

(3) Other modes to be provided later will be explained through platform functionality and notifications.

2.3 The collaboration period of this agreement is from January 1, 2022, to December 31, 2022. If the media wishes to terminate this collaboration, please immediately stop using Baidu Integrated Screen SSP system and Integrated Screen API, and related transmission interfaces. Continuing to use Baidu Integrated Screen SSP system or Integrated Screen API and related transmission interfaces will be deemed as continued collaboration with Baidu Integrated Screen.

3.	Baidu’s Rights and Obligations

3.1 Baidu is responsible for the operation and maintenance of the technical codes related to the collaboration content.

3.2 Both parties acknowledge that the content provided by the promotional services (including but not limited to the qualifications of the advertiser, promotional materials, and supporting documents for promotional content) should be provided by the advertiser cooperating with Baidu. The advertiser is responsible for ensuring that the aforementioned content complies with the laws, regulations, and administrative rules of China. If the advertiser violates the above provisions, the media has the right to warn and request correction from the advertiser. If any party suffers damages as a result, they have the right to claim compensation from the advertiser.

3.3 After the agreement takes effect, Baidu will organize a dedicated team to ensure uninterrupted collaboration as agreed by both parties.

3.4 Under the RTB mode, Baidu provides the media with a transparent statistical system, including service codes and the ability to query daily ad impressions, CPM values, and income, enabling the media to access this information at any time.

3.5 Both parties understand that Baidu has the right to conduct anti-cheating checks on the source, authenticity, effectiveness, legality, and reasonableness of the media’s traffic. If Baidu determines that the media has engaged in actions that violate national laws and regulations, policy provisions, industry practices, mutual agreements, “Alliance Business Cooperation Standards,” or hinder Baidu from achieving the contract objectives and infringe upon the interests of Baidu, Baidu has the right to determine such actions as cheating. The media agrees to be determined and handled according to Baidu’s anti-cheating mechanism, including but not limited to account suspension, deduction of promotional income, and termination of cooperation for severe cases. Baidu will take all applicable civil or criminal remedies against fraud or other breach of contract. The anti-cheating determination is based on Baidu’s statistics and data.

3.6 Both parties agree that due to the protection of trade secrets, not all algorithms, formulas, logic, rules, etc., involved in Baidu’s anti-cheating mechanism can be fully disclosed to the media. Baidu will strictly abide by laws, regulations, and industry norms and make every effort to ensure the objectivity and fairness of the statistical results. After determining cheating, Baidu provides the media with ample channels for appeal and relief, based on the appeals and relief rules publicly disclosed by Baidu. The media should provide evidence to prove its innocence of cheating. If it cannot reasonably and sufficiently prove its innocence, Baidu has the right to determine that the media has engaged in cheating.

3.7 Baidu has the right to monitor and evaluate the quality and quantity of the media’s advertising on offline screens. If the quality or quantity does not meet the expectations of the collaboration, Baidu can issue warnings. Upon receiving a warning from Baidu, the media should make timely adjustments or terminate. If there is no significant improvement in the quality and quantity of the media’s advertising on offline screens, Baidu has the right to request the media to stop promoting through that channel and cease settlements for the valid traffic generated from that channel.

3.8 Baidu reserves the right to adjust the public prices and service content of the services, including but not limited to adding or reducing service items, increasing or decreasing prices, etc. When making such adjustments, Baidu shall provide written notice to the media two weeks in advance. If the media has objections to the adjustments, they should notify Baidu in writing of their intent to terminate this contract within two weeks of receiving the notice from Baidu. If the right to terminate the contract as described above is not exercised within the stipulated time, the media agrees to the adjustments made by Baidu, and both parties will continue to execute this contract based on the adjusted collaboration content.

3.9 For the collaboration under this contract, Baidu may decide on its own to have its affiliated enterprises fulfill all or part of its obligations under this contract on behalf of Baidu, and this shall not be considered a breach by Baidu. Baidu’s affiliated enterprises refer to any individuals, partnerships, organizations, or entities related to Baidu in any way that directly or indirectly (through one or more intermediaries or contractual arrangements) control Baidu or are controlled by Baidu, or jointly controlled with Baidu. “Control” refers to the rights acquired through ownership of more than fifty percent (50%) of the absolute majority of equity, or ownership of less than fifty percent (50%) but still constitutes a relative majority of the equity, or through agreements, or through non-contractual means such as appointing directors, enabling dominant control or influencing others to dominate a party.

4.	Media Rights and Responsibilities

4.1 The media shall ensure that their offline screens have the necessary legal operating qualifications according to the laws and regulations of the country. These screens should not be associated with illegal establishments such as gambling, pornography, violence, etc. The media shall not provide any content that violates laws, regulations, policies, or public moral standards, including but not limited to content that endangers national security, is obscene, false, illegal, defamatory, threatening, harassing, infringing on the legitimate rights of third parties, or violates public order and good morals. Failure to comply may result in termination of the provision of promotional codes by Baidu. In case this causes economic loss to Baidu, the media shall be liable for compensation.

4.2 The media shall warrant that the promotional traffic generated by their offline screens comes from legal, genuine, and valid sources, methods, channels, and quantities, in compliance with the provisions and objectives of this contract. The media shall provide valid proof to Baidu explaining the actual scenarios where the offline screens and promotional content reach end-users. Any violation of this provision by the media constitutes a fundamental breach. Baidu reserves the right to deduct the media’s promotional income and hold the media liable for all compensation if it incurs losses. Additionally, Baidu has the right to terminate this collaboration based on the severity of the media’s breach.

4.3 The media shall embed Baidu’s service’s technical code in the offline screens displaying the collaborative content and ensure the integrity of the service provided to advertisers.

4.4 After the contract takes effect, the media will arrange a dedicated team to oversee related work, ensuring uninterrupted collaboration as per the agreed terms.

4.5 The media cannot modify the functionalities and content provided by Baidu without obtaining Baidu’s consent.

4.6 The media is prohibited from transferring the functionalities and content used in the collaboration with Baidu to any third party and from engaging in any commercial activities using the functionalities and information provided by Baidu.

4.7 The media has an obligation to vigorously promote the collaboration between both parties, aiming for the maximization of mutual benefits. The specific ways to achieve this will be determined through separate negotiations between the parties.

4.8 During the collaboration period, technical issues encountered, such as the technical code not displaying correctly, shall be resolved through mutual consultation.

4.9 The media guarantees that it has obtained the relevant administrative approvals required to conduct the collaboration under this contract. The media shall ensure that any data transmitted to Baidu, regardless of the method, is legal. If it involves personal information, the media shall ensure that they have obtained the users’ explicit and clear authorization in accordance with the law to engage in the collaboration under this contract.

4.10 The media shall ensure that the ad requests sent to Baidu, the available offline media, their promotional locations, and the provided display elements feedback, etc., are genuine, legal, and valid.

4.11 Under the contract model, the media shall provide a written report to Baidu within 3 days after the end of each contract. The report should include complete display elements and sufficient evidence. Baidu reserves the right to request additional evidence from the media within 90 days after the termination of the contract.

5.	Income distribution

5.1 Both parties agree to settle the actual revenue generated through the display or clicks on the promoted content by media clients according to Baidu’s policies. Unless otherwise specified in this contract, each party shall bear the expenses incurred for the collaboration, such as development costs, themselves. The settlement method for promotional revenue in the Baidu Integrated Screen promotion service collaboration is as follows:

A. API Collaboration: The actual revenue generated through media’s collaboration via API will be settled based on various factors such as the quality of the media’s application content, nature of traffic, value to Baidu, collaboration form, and collaboration duration. The actual revenue will be settled based on the data published in the Baidu Integrated Screen backend. If the media has objections to Baidu’s promotional revenue policy, they can choose to terminate this contract. If the media continues to enjoy promotional revenue, it is considered that the media agrees to Baidu’s settlement policy. The media shall bear the applicable tax on the promotional revenue they receive.

B. Settlement Price/Settlement Ratio: The settlement price or settlement ratio should be chosen by the media based on the billing model confirmed by the system. If the media does not make a selection in the system, the settlement price or settlement ratio shall be agreed upon through a separate supplementary agreement with Baidu. Both Baidu and the media can negotiate a price adjustment once every half year/quarter (optional) based on market changes and the deepening of the collaboration. Any adjustments confirmed by both parties will be formalized through a supplementary agreement. The aforementioned supplementary agreement in this clause shall be signed by sending an email from the media’s account-bound email to the designated contact at Baidu. After mutual agreement is reached via email, the supplementary agreement is established and becomes effective.

5.2 Settlement Timeframe and Data:

The media must complete the display and upload monitoring information for the advertisement order on Baidu Integrated Screen platform (http://jupingx.baidu.com/jpssp/) before the monthly settlement day displayed in the system backend. Both parties confirm that only when the media accurately and timely provides the aforementioned information, Baidu can settle the promotional revenue for that advertisement order with the media. Baidu’s settlement timeframe is before the 1st day of each calendar month (referred to as the reference date, with any legal holidays causing an extension). Within the settlement timeframe, Baidu will determine the promotional revenue for the media for the previous month based on the standards defined in 5.1. Once the promotional revenue for that month is determined, it cannot be adjusted arbitrarily unless the media provides irrefutable evidence from an accredited institution proving statistical data errors.

5.3 Payment of Advertising Revenue:

Financial settlement is conducted once a month: If the media has any objections regarding the advertising revenue, it should be submitted to Baidu in writing within 3 days of receiving the statistical data from Baidu. Failure to do so within the stipulated time will be considered as the media’s acceptance of the statistical data submitted by Baidu. If there are no objections to the statistical data, the media must provide the value-added tax special invoice for the previous month’s advertising revenue within the first 5 working days of each month. Upon receiving the invoice, Baidu will pay the media for the previous month’s advertising revenue by the 30th of each month (extended in case of public holidays) based on the ratio specified in Section 5.1 of this contract. It is mutually confirmed that if the media does not provide irrefutable evidence from a verification organization proving an error in Baidu’s statistical data, Baidu’s statistical data will be deemed accurate.

6.	Declarations, Representations, and Warranties of Both Parties

6.1 They have the right to sign this contract and the ability to fulfill their obligations under this contract.

6.2 They are qualified to engage in the cooperation under this contract, and such cooperation is in line with the scope of their business.

6.3 The contract they have signed complies with the current effective laws and regulations, and does not infringe upon the legal rights of any third party.

6.4 Except as otherwise provided in this agreement, the signing of this agreement and the fulfillment of the terms stipulated in this contract will not result in a violation, cancellation, or termination of any terms and conditions of any agreements, commitments, or other formal documents, nor constitute a breach under any agreement, commitment, or other formal document. It will also not violate any laws or regulations or any judgments, rulings, or provisions of any court, regulatory body, or government organization that could significantly impact business operations.

6.5 Except for the work required under this agreement, without prior consent from the other party, neither party may use, copy, or use the other party’s trademarks, logos, commercial information, technology, and other materials.

7.	Intellectual Property

7.1 Both parties warrant that the content or technology provided by each party does not infringe on the intellectual property rights of any third party. Any fact or action contrary to this warranty will be deemed a breach. If one party infringes on the intellectual property rights (including but not limited to patents, copyrights) of a third party by using the content or technology provided by the other party, the breaching party shall compensate the other party in full and indemnify the other party for any and all expenses, fees, and losses that the other party may incur or be obligated to compensate for the infringement. The other party shall promptly notify the breaching party in writing of any claims made against the other party and any legal actions taken or threatened to be taken, allowing the breaching party to participate in any lawsuits at its own expense and all negotiations for the settlement of claims.

7.2 Unless otherwise agreed in writing by both parties, the intellectual property rights to the content and technology provided by each party for the collaboration project are owned by their respective original owners. Both parties acknowledge and agree that any provision of software, specifications, programs, and related technical support by one party to the other party does not constitute a transfer, license, or grant to the other party of any patents, copyrights, proprietary technology, trade secrets, or other intellectual property rights.

7.3 For jointly developed related technology results, both parties will jointly own the intellectual property rights to these technology results. Based on the understanding under this agreement, both parties will enter into separate agreements regarding the ownership of intellectual property rights for specific technology results.

8.	Information Disclosure and Confidentiality

8.1 In the event of disputes or the need for relevant significant information disclosure during the collaboration, both parties shall actively seek mutual communication and strive for consensus. The disclosure, adoption, and expression of relevant significant information should obtain written permission from both parties.

8.2 Both parties shall consciously uphold each other’s brand value and interests in various fields.

8.3 Without the written permission of the other party, neither party shall disclose any content of this agreement’s terms, the signing and performance of this agreement, and any information obtained about the other party through the signing and performance of this agreement to any third party (excluding requests from relevant laws, regulations, or government departments).

8.4 This confidentiality provision remains valid regardless of the invalidity or termination of this contract. After the expiration of this agreement, the confidentiality obligations of the parties shall not terminate. The confidentiality obligation shall continue until the other party agrees to its release from this obligation, or when, in fact, the violation of the confidentiality obligation will not cause any form of harm to the other party.

9.	Breach and Compensation

9.1 Any direct or indirect violation of any term of this agreement or failure to undertake the obligations under this agreement in a timely, complete, and sufficient manner constitutes a breach. The non-breaching party (“Non-breaching Party”) has the right to request the breaching party (“Breaching Party”) to rectify the breach through written notice, take effective and timely measures to eliminate the consequences of the breach, and compensate the Non-breaching Party for the losses suffered as a result of the breach. If the Breaching Party does not rectify the breach within fifteen working days after receiving the Non-breaching Party’s notice of the breach, the Non-breaching Party has the right to terminate this agreement upon written notice.

9.2 The losses that the Breaching Party shall compensate to the Non-breaching Party due to its breach include direct economic losses suffered by the Non-breaching Party as a result of the Breaching Party’s breach and any foreseeable indirect losses and other reasonable expenses, including but not limited to attorney’s fees, litigation and arbitration fees, financial expenses, and travel expenses.

9.3 If the Media does not truthfully and completely provide promotion services to advertisers or modifies the functions and content provided by Baidu without Baidu’s consent, the Media shall handle the matter as per Baidu’s written notice within 5 working days from the date of receiving the notice.

9.4 If the Media fails to provide advertising publication-related services according to the agreed time, the number of offline media, and the agreed display elements, the Media shall compensate for the unfulfilled portion by 100%, or as per the compensation or refund stipulated in the appendix.

9.5 If the information provided by the Media to Baidu regarding display elements is not accurate, Baidu has the right to suspend or terminate the collaboration. The Media shall unconditionally rectify or compensate as per the notice within 10 working days from the date of receiving Baidu’s written notice.

10.	Force Majeure

10.1 “Force Majeure” refers to unforeseeable (or foreseeable but unavoidable) events that occur during the term of this agreement, are beyond the control of either party, and make it impossible for any party to fully perform this contract, including but not limited to earthquakes, typhoons, fires, floods, wars, strikes, riots, hacker attacks, arbitrary technical controls by telecommunications authorities, or similar events.

10.2 In the event of force majeure, the obligations of both parties under this agreement shall be suspended within the scope and duration of the force majeure. The collaboration period may be extended accordingly based on the duration of the suspension, subject to mutual agreement. Neither party shall be held liable for this circumstance.

10.3 The party claiming to be affected by force majeure shall promptly notify the other party of the nature of the event, the date of occurrence, the expected duration, and any relevant details regarding the event’s hindrance to the notifying party’s performance of its obligations under this agreement using the fastest possible means. The party shall also provide a written certificate of force majeure confirmed by the relevant authorities and shall minimize the impact of force majeure to the best of its ability.

10.4 In the event of force majeure, both parties shall promptly negotiate solutions to address the situation. If the force majeure continues for more than thirty (30) days and significantly adversely affects the performance of this agreement, either party may terminate this agreement.

11.	Miscellaneous

11.1 The effectiveness, interpretation, and enforcement of this agreement, as well as the resolution of disputes under this agreement, shall be governed by the laws of the People’s Republic of China.

11.2 In case of any dispute between the parties regarding the content or execution of this agreement, the parties shall first attempt amicable resolution through friendly negotiations. If the dispute cannot be resolved through negotiation, it shall be submitted to the People’s Court of Haidian District, Beijing, for resolution.

11.3 In the following circumstances, either party may terminate this agreement immediately upon providing a written notice of 15 days in advance, without assuming any breach of contract liability:

(1) The other party initiates liquidation, dissolution, voluntary or involuntary bankruptcy, or similar situations.

(2) The other party’s overdue debts amount to 50% of the company’s net assets, or the judicial authorities have accepted the bankruptcy liquidation proceedings for a period of 3 months.

(3) If the media makes adjustments according to the overall product plan that make it unable to continue to perform the contract, the media has the right to propose the termination of this cooperation. The media shall notify Baidu in writing 10 working days in advance of terminating this agreement. After confirmation by Baidu, this agreement shall terminate according to the contract.

11.4 Termination of this agreement for any reason does not relieve the parties of their obligations to comply with the confidentiality provisions set forth in Article 8 of this agreement.

11.5 Termination of this agreement in advance does not affect the right of the performing party to claim compensation for losses from the defaulting party.

11.6 The termination of this agreement does not affect any unsettled reconciliation, payment obligations of either party, or any obligations or rights arising prior to the termination date, except as otherwise provided in this agreement.

12.	Appendices

12.1 Integrity of the Agreement. This agreement constitutes the entire agreement between the parties regarding the subject matter herein. Except as expressly provided in this agreement, there are no other understandings, representations, or warranties. If Baidu makes any modifications, supplements, etc., to this agreement, the media may confirm through logging into the Baidu Integrated Screen system. Once the media confirms, it is deemed to have accepted the modifications to this agreement.

12.2 Notification Method. The notification methods under this agreement are: Baidu will notify the media in advance through network announcements (address: http://jupingx.baidu.com/jpssp) and/or notifications within the Baidu Integrated Screen system and/or email and/or fax/phone and/or express mail. The media’s awareness of such changes will be based on the following dates: the third working day from the date of network announcement, the date of the email entering the media’s email account, the date of sending by fax, the date of receiving the call, or the third working day from the date of sending by express mail. In any case, when the media notifies Baidu, it shall use email and/or fax and/or express mail (when sending the notice, organizations shall affix the official seal, and individuals shall sign). Baidu’s date of awareness of the notice shall be based on the earliest date of awareness when multiple notification methods are used.

12.3 Neither party shall assign any or all of the rights and obligations arising from this agreement to any third party without the prior written consent of the other party, which shall not be legally effective.

12.4 Appendix I is an integral part of this contract and has the same legal effect as this agreement.

12.5 Due to business needs, both parties have signed this agreement. Both parties recognize that online agreements and online supplementary agreements have equal legal effect to this agreement. The terms of all the agreements mentioned above shall be based on the last signed agreement.

Party A: (Seal) LianZhang Media Co., Ltd.

Signature of Legal Representative/Authorized Representative: /s/ Zhang Runzhe

Date: Year Month Day

Party B: (Seal) Beijing Baidu Netcom Science Technology Co., Ltd.

Signature of Legal Representative/Authorized Representative: /s/ Han Daopeng

Date: Year Month Day

Appendix I: Determination of Breaches and Remedies Details